EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO THESE SECURITIES OR (II) THERE IS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THERE FROM IS AVAILABLE.



                               TELEGEN CORPORATION

                           Convertible Promissory Note

$_______                                                Redwood City, California
                                                               November __, 1997


         FOR VALUE RECEIVED, TELEGEN CORPORATION, a California corporation (together with its successors and assigns, the "Company"), promises to pay to the order of ________________ (the "Holder"), the sum of ______________ plus simple interest on the unpaid balance from the date of this Convertible Promissory Note (the "Note") until paid, at a rate equal to Six Percent (6%) per annum and will be paid on January 1, April 1, July 1 and October 1 of each year for a period of eighteen (18) months from the date of the Note. Payment of all amounts due hereunder shall be made, (i) by check or (ii) in stock at the Company's option at an applicable Conversion Price as specified under Section 1(a) herein.

         This Note is issued pursuant to the Convertible Promissory Note and Common Stock Warrant Subscription Agreement dated as of _________, 1997 (the "Subscription Agreement"), between the Company and the Holder.

         The following is a statement of the rights of the Holder and the conditions to which this Note is subject, to which the Holder, by acceptance of this Note, hereby agrees:

         1. Conversion.

                  (a) Conversion. For the purposes of this Section 1(a), "Look Back Period" shall mean either (i) Five (5) Nasdaq trading days, (ii) ten (10) Nasdaq trading days, or (iii) twenty (20) Nasdaq trading days, as applicable. Anytime up to eighteen (18) months from the date of the Note, the Holder has the right, at the Holder's option, to convert all or any portion of the outstanding principal amount of this Note and, upon having obtained permission from the Company, accrued but unpaid interest thereon into fully paid and nonassessable shares of Common Stock of the Company at a conversion price of the lower of (i) $2.75 or (ii) seventy-five percent (75%) of the lowest Nasdaq trading price (x) over a Look Back Period of five (5) Nasdaq trading days if the Note is converted during a period between 91 and 150 days from the date of the Holder's Subscription Agreement (y) over a Look Back Period of ten (10) Nasdaq trading days if the Note is converted during a period of between 151 and 210 days from the date of the Holder's Subscription Agreement or (z) over a Look Back Period of 20 Nasdaq trading days if the Note is converted anytime on or after 211 days from the date of the Holder's Subscription Agreement (the "Conversion Price"). The number of shares of Common Stock the Note may be converted into shall be determined by the applicable Conversion

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Price.  On the date  eighteen  months from the date of the Note,  the Note shall automatically convert into the number of shares of Common Stock to which the Holder would have been entitled had the Note been converted on or after 211 days from the date of the Note as provided in this Section 1(a).

         No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded down to the nearest whole share. The shares of Common Stock of the Company issued or issuable upon conversion of this Note are referred to herein as the "Shares."

                  (b) Issuance of Securities on Conversion. Conversion of this Note, in whole or in part, shall occur only upon surrender of this Note for conversion at the principal office of the Company, accompanied by written notice of election to convert. The Holder shall execute any documents deemed reasonably necessary by the Company to effect the issue and sale of the capital stock to be received by the Holder upon conversion of this Note. As soon as practicable after conversion of this Note, the Company at its expense will cause to be issued, in the name of and delivered to the Holder at the Holder's registered address, a certificate for the number of shares of the Company's capital stock to which the Holder shall be entitled on such conversion. To the extent this
Note is not converted in whole, the Company will deliver, in addition to the certificate referred to above, a new Note of like tenor in the principal amount remaining after such partial conversion. Such certificate will bear such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Company.

         2. Restrictions on Transfer.

                  (a) Legends. Each certificate representing the Shares may be endorsed with the following legends, and the Holder may not make any transfer of any of the Shares without first complying with the restrictions on transfer described in all such legends:

                           (i) The legend set forth on the face of this Note.

                           (ii) Any other legends  required by applicable  state
securities laws.

The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register the transfer of such Shares, unless the conditions specified in this Section 2 are satisfied.

                  (b) Removal of Legend and Transfer Restrictions.

                           (i) Any legend endorsed on a certificate  pursuant to
Section 2(b)(ii) and any stop transfer instructions with respect to the Shares evidenced by such certificate shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Shares are registered upon issuance under the Securities Act, and if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act, or if such holder provides the Company with an opinion of counsel for such holder reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such shares may be made without registration.


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                           (ii) Any legend endorsed on a certificate pursuant to
Section 2(b)(iii) and the stop transfer instructions with respect to the Shares evidenced by such certificate shall be removed upon receipt by the Company of an order of the appropriate state securities authority authorizing such removal.

         3. Prepayment. The Company may not prepay this Note, in whole or in part, without the written consent of the Noteholder.

         4. Events of Default; Acceleration.

                  (a) So long as this Note is unpaid, each of the following events will constitute an "Event of Default":

                           (i)  default  in  the  payment  of the  principal  or
interest of this Note as and when the same shall become due and payable at maturity, by declaration or otherwise, and continuance of such default for a period of 30 days; or

                           (ii) an involuntary case or other proceeding shall be
commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of the Company or the winding up or liquidation of the affairs of the Company, and such case or proceeding shall remain unstayed and undismissed for a period of 60 days, or an order for relief shall be entered against the Company under the federal bankruptcy laws as now or hereafter in effect; or

                           (iii) the Company  shall  commence a  voluntary  case
under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of the Company, or the Company shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they come due, or shall take any corporate action to authorize any of the foregoing; or

                           (iv) failure on the part of the Company to observe or
perform any of the covenants contained in this Note (other than a failure to make a payment specified in clause (i) above) or in the Subscription Agreement and the continuance of such failure for a period of 60 days following receipt of notice from the Holder specifying such covenant and the nature of the Company's non-performance.

                  (b) If an Event of Default shall occur, then the Holder may by notice to the Company (a "Default Notice"), so long as the Event of Default exists, declare the unpaid principal and accrued interest of this Note immediately due and payable without further presentment, demand, protest, or notice, all of which are hereby waived.


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         5. Notices. Any notice,  request, or other  communications  required or permitted hereunder shall be in writing and shall deemed to have been duly given if sent by facsimile, or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (a) if to the Holder, to it at the last known address appearing on the books of the Company maintained for such purpose, or (b) if to the Company, to it at 101Saginaw Drive, Redwood City, California 94063, attention: Chief Executive Officer, telephone (650) 261- 9400, facsimile (650) 261-9468, with a copy (which will not constitute notice) to Thomas C. DeFilipps, Esq.,Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, telephone (415) 493-9300, facsimile (415) 493-6811. Any party hereto may by notice so given change its address for future notice hereunder. All such notices will be deemed to have been given (i) upon confirmation of delivery, if sent by facsimile, (ii) three days after deposit in the U.S. mails (as determined by reference to the postmark), if sent by mail, or (iii) upon delivery, if sent by courier or personal delivery.

         6. Transferability. With respect to any offer, sale or other disposition of any of this Note or the Shares (collectively, the "Securities"), the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, and, if requested by the Company, a written opinion of the Holder's counsel to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state law then in effect. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of such Securities. Subject to compliance with applicable state and federal law and the terms of the notice delivered to the Company, the Holder may transfer such Securities only by surrendering them to the Company with a duly executed instrument of assignment in form satisfactory to the Company and funds sufficient to pay any transfer tax, whereupon the Company will cancel such Securities and execute and deliver one or more new Securities in the names and amounts specified in such instrument and, if the Holder's entire interest in such Securities is not being assigned, in the name of the Holder for the balance of such interest. Any Note issued upon transfer of this Note shall bear the legend on the face of this Note. All certificates representing Shares delivered upon transfer of Securities shall bear the legends required by Section 2. If a determination has been made pursuant to this Section 6 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Any attempted transfer of Securities not in compliance with this Section 6 shall be null and void.

         7. Assignment. The rights and obligations of the Company and the holder shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties. This provision shall in no way affect the restrictions on transfer contained in Sections 2 and 6 of this Note.

         8. Amendment and Waiver. The rights of the Holder may be amended or waived upon the written consent of the Company and the Holder.

         9. Integration; No Shareholder Rights. The Subscription Agreement and the other documents delivered pursuant thereto at the Closing, including, without limitation, this Note, constitute the full and entire understanding and agreement between the parties hereto and thereto with regard to the subject matter hereof and thereof, and supersede any prior or contemporaneous

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understandings,  agreements or  representations  between them that relate to the subject matter hereof or thereof. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

         10. California Law. This Note and the obligations of the Company and the Holder hereunder shall be governed by and construed in accordance with the laws of the State of California, as such laws are applied to contracts between California residents entered into and to be performed entirely within California.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized representative on the date first above written.

                                          TELEGEN CORPORATION


                                          By:___________________________________


                                          Title:________________________________




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